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                           EXHIBIT 21

     Each of the Company's direct and indirect subsidiaries are set forth below:


SUBSIDIARY                             STATE OR OTHER JURISDICTION OF
                                       INCORPORATION OR ORGANIZATION

Grove Holdings Capital, Inc. (a)       Delaware

Grove Worldwide LLC                    Delaware

Grove Capital, Inc.                    Delaware

Grove U.S. LLC                         Delaware

Grove Finance LLC                      Delaware

Crane Acquisition Corp.                Delaware

Crane Holding Inc.                     Delaware

National Crane Corporation             Delaware

Grove Worldwide Holdings Germany GmbH   Germany

Deutsche Grove GmbH                    Germany

Grove Europe Limited                   United Kingdom

Grove Pension Trustees Limited (b)     United Kingdom

Grove Cranes Limited (b)               United Kingdom

Manlift Limited (b)                    United Kingdom

Grove Crane SL (b)                     Spain

Grove Holdings France, SAS (c)         France

Grove France SA                        France

Delta Manlift SAS                      France

Grove Manlift Pty. Ltd.                Australia

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(a)   Grove Holdings Capital was organized as a direct wholly-owned subsidiary of Holdings for the purpose of acting as a co-issuer of the Debentures and is also a co-registrant of this Registration Statement.
(b)   Inactive subsidiaries.
(c) Grove Holdings LLC, the parent of Grove Worldwide LLC, owns .1% of the outstanding shares of Grove Holdings France, SAS in order to meet French statutory requirements. Grove Worldwide LLC owns 99.9% of the outstanding shares of Grove Holdings France SAS.